Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to Lakeland Industries, Inc. 2006 Incentive Plan of our report dated April 5, 2007, with respect to the consolidated financial statements and schedule of Lakeland Industries, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2007, Lakeland Industries, Inc. management’s assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lakeland Industries, Inc. filed with the Securities and Exchange Commission.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York
July 26, 2007